Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Anthera Pharmaceuticals, Inc.
Hayward, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-175095, No. 333-187771 and No. 333-187780) and Form S-8 (No. 333-165714, No. 333-168970, 333-172100, No. 333-180144 and No. 333-188679 and No. 333-196740) of Anthera Pharmaceuticals, Inc. of our reports dated March 13, 2015, relating to the consolidated financial statements and the effectiveness of Anthera Pharmaceuticals, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/  BDO USA, LLP

San Jose, California
March 16, 2015